Exhibit 99.2

Dear Team,

Thank you for your attendance and your thoughtful questions at the all-staff meeting on Monday. Please find attached the latest Kite-Gilead Q&A document to clarify the treatment of equity and payment of 2017 bonuses, which is expected to be paid in the ordinary course following year end.

To summarize, unvested options and unvested RSUs will convert to Gilead options and RSUs, which will have the same terms and vesting conditions as your original awards. Vested and unexercised options will be cancelled and converted into a cash payment equal to the difference between $180 and the exercise price of your option, reduced by any applicable withholding taxes.

We now have an Integration Team in place, led by Cindy Butitta and Helen Kim. Through this team, we will have periodic updates to you as we proceed through the process. Please don’t hesitate to send me any of your questions. If one person has a question, there is the very real possibility that many others will have the same question too. We will compile those questions and work to provide answers in our planned updates.

Thanks -

Christine

Christine Cassiano

SVP, Corporate Communications & Investor Relations

Kite Pharma

Additional Information and Where to Find It

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Kite Pharma, Inc. (“Kite”). A solicitation and an offer to buy shares of Kite will be made only pursuant to an offer to purchase and related materials that Gilead Sciences, Inc. (“Gilead”) intends to file with the U.S. Securities and Exchange Commission (“SEC”). At the time the offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and Kite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. Kite stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as may be amended from time to time, because they will contain important information which should be read carefully before any decision is made with respect to the tender offer. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Kite files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Kite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Kite’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov[sec.gov]. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at www.kitepharma.com[kitepharma.com].

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements related to Kite and the acquisition of Kite by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Kite and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for Kite’s business; the commercial success of Kite’s products; approval of axi-cel by the FDA; approval of axi-cel by the EMA; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Kite’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effects of the transaction (or the announcement thereof) on relationships with employees, customers, other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from Kite’s ongoing business operations; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission by Kite, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Kite. All of the materials related to the offer (and all other offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov[sec.gov]. Investors and security holders may also obtain free copies of the documents filed with the SEC by Kite at http://ir.kitepharma.com/financials.cfm[ir.kitepharma.com]. All forward-looking statements are based on information currently available to Kite, and Kite assumes no obligation to update any forward-looking statements.